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                                                                       Exhibit 5

May 24, 2002


Board of Directors of
Cray Inc.

Dear Sirs:

        I have examined the Registration Statement on Form S-3 filed by Cray Inc., a Washington corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on May 24, 2002, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to an aggregate maximum offering of $20,000,000 of the Company's common stock, $.01 par value (the "Shares") and/or common stock purchase warrants (the "Warrants").

        I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is my opinion that when (i) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and sale of the Shares and/or the Warrants and (ii) such Shares and/or Warrants have been issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, outstanding, fully paid and nonassessable, the Warrants will be legally issued and outstanding, and when the shares of common stock issuable upon exercise of the Warrants are issued upon due exercise of such Warrants, such shares will be legally issued, outstanding, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name under the heading "Legal Matters" in the Prospectus forming part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Kenneth W. Johnson

                                    Kenneth W. Johnson
                                    Vice President -- Legal and General Counsel